Exhibit 99.1

Elite Pharmaceuticals Announces Commercial Launch of Generic Methotrexate Sodium

NORTHVALE, N.J. – August 27, 2024 – Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCQB: ELTP), a specialty pharmaceutical company developing niche generic products, today announced that the company has launched Elite’s generic methotrexate sodium 2.5 mg tablets.

Methotrexate sodium tablets are a dihydrofolate reductase inhibitor indicated for the:

●	Treatment of adults with acute lymphoblastic leukemia (ALL) as part of a combination chemotherapy maintenance regimen, mycosis fungoides, relapsed or refractory non-Hodgkin’s lymphoma as part of a metronomic combination regimen, rheumatoid arthritis and severe psoriasis
●	Treatment of pediatric patients with polyarticular juvenile idiopathic arthritis (pJIA) and acute lymphoblastic leukemia (ALL) as part of a combination chemotherapy maintenance regimen

This product is marketed and sold under the Elite Laboratories, Inc. label.

According to IQVIA, the total U.S. sales of methotrexate sodium 2.5 mg tablets were approximately $63 million for the 12 months ended May 2024.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops, manufactures, and distributes niche generic products. Elite’s product lines consist of immediate-release and controlled-release, solid oral dose products, which are marketed under the Elite Laboratories label, as well as pursuant to licenses granted to third-party pharmaceutical marketing and distribution organizations. Elite operates a cGMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties, and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite’s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations

518-398-6222

Dianne@elitepharma.com